Exhibit 99.1

ARBOR REALTY TRUST RECEIVES $16 MILLION DISTRIBUTION FROM EQUITY PARTICIPATION
                                   INTEREST

    UNIONDALE, N.Y., March 15 /PRNewswire-FirstCall/-- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that it has received a distribution of approximately $16 million from 2170-2178 Broadway Owner LLC "Broadway", an entity in which Arbor owned a 33.33% profits interest.

    Broadway owned and operated On the Avenue, an upscale boutique hotel in Manhattan, which it sold with the Company receiving approximately $16 million for its profits interest. In addition, the Company had $30 million of outstanding debt and preferred equity to the partnership, which was repaid in full, including all applicable interest.

    The Company owned its profits interest through a taxable REIT subsidiary and therefore, the proceeds are subject to corporate income tax. The Company will record approximately $7 million in income for the quarter ended March 31, 2007, related to the proceeds received from the profits interest, net of the estimated incentive management fee to the Company's manager and estimated taxes. The Company intends to retain substantially all of the net proceeds and invest in new loans and investments generating increased core earnings.

    "We are extremely pleased with our ability to monetize another equity kicker," said Ivan Kaufman, Chairman and Chief Executive Officer of Arbor. "As we have stated many times, these equity kickers are a significant component of our business model and these distributions continue to validate the performance of these unique investments. These distributions have greatly contributed to our bottom line and further enhance our franchise value. In addition, the ability to retain a substantial amount of these distributions has significantly increased our capital base without substantially diluting our current shareholders and allows us to invest these funds in new loans and investments generating increased core earnings growth."

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2006 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:                              Investors:
    Arbor Realty Trust, Inc.               Stephanie Carrington/ Denise Roche
    Paul Elenio, Chief Financial Officer   The Ruth Group
    516-832-7422                           646-536-7017 / 7008
    pelenio@arbor.com                      scarrington@theruthgroup.com
                                           droche@theruthgroup.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bhabyan@arbor.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             03/15/2007
    /CONTACT: Paul Elenio, Chief Financial Officer, +1-516-832-7422, pelenio@arbor.com, or media, Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bhabyan@arbor.com, both of Arbor Realty Trust, Inc.; or investors, Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group, for Arbor Realty Trust, Inc./
    (ABR)